UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BIOLARGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0159115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2603 Main Street, Suite 1155, Irvine, California 92614

(Address of principal executive offices) (Zip Code)

BioLargo, Inc. 2007 Equity Incentive Plan

Consulting Agreement dated January 10, 2008 between the Registrant and Jeffrey C. Wallace

Consulting Agreement dated January 10, 2008 between the Registrant and Robert J. Szolomayer

(Full title of the plans)

Dennis Calvert President and Chief Executive Officer BioLargo, Inc. 2603 Main Street, Suite 1155 Irvine, California 92614 (949) 235-8062	Copy to: Lance Jon Kimmel, Esq. SEC Law Firm 11693 San Vicente Boulevard, Suite 357 Los Angeles, California 90049 (310) 557-3059
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.00067 par value	6,000,000 shares(2)(5)	$0.725	$4,350,000	$170.96
Common Stock, $0.00067 par value	1,200,000 shares(3)(5)	$0.725	$ 870,000	$ 34.19
Common Stock, $0.00067 par value	1,200,000 shares(4)(5)	$0.725	$ 870,000	$ 34.19
Total	8,400,000 shares(5)	$0.725	$6,090,000	$239.34
(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and low prices of the common stock on August 21, 2008, as reported on the OTC Bulletin Board.
(2)	Represents shares issuable under the BioLargo, Inc. 2007 Equity Incentive Plan (the “2007 Plan”).
(3)	Represents shares issuable under the Consulting Agreement dated January 10, 2008 between the Registrant and Jeffrey C. Wallace.
(4)	Represents shares issuable under the Consulting Agreement dated January 10, 2008 between the Registrant and Robert J. Szolomayer.
(5)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or sold pursuant to the employee benefit plan described herein as a result of stock splits or stock dividends.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by BioLargo, Inc. (hereinafter referred to as the “Company” or the “Registrant”) are hereby incorporated herein by reference:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (Commission File No. 000-19709).

2. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 (Commission File No. 000-19709).

3. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 (Commission File No. 000-19709).

4. The Company’s Current Report on Form 8-K dated January 16, 2008 (Commission File No. 000-19709).

5. The Company’s Current Report on Form 8-K dated February 4, 2008 (Commission File No. 000-19709).

6. The description of the Company’s common stock (the “Common Stock”) contained in the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2006 (File No. 000-19709).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

SEC Law Firm has given an opinion on the validity of the Common Stock subject to this registration statement and has provided legal counsel to the Registrant in connection with this registration statement. Lance Jon Kimmel, the proprietor of such firm, owns a total of 202,779 shares of the Common Stock and has been granted a stock option exercisable for 25,000 shares of Common Stock pursuant to the 2007 Plan. Only the 25,000 shares of Common Stock issuable upon exercise of the aforementioned stock option are covered by this registration statement. In addition, such individual is eligible to receive additional stock options pursuant to the 2007 Plan, all of which shares issuable upon exercise of any such stock options are also covered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Under the provisions of Section 145 of the Delaware General Corporation Law, the Company is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Company may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Company (except for expenses allowed by a court).

Certain provisions of our certificate of incorporation and our bylaws under certain circumstances provide for the indemnification of our officers, directors, employees and agents against liabilities which they may incur in such capacities. The effect of these provisions is to eliminate, to the fullest extent permitted by applicable laws the personal liability of such individuals to the Company and its stockholders for monetary damages for any breach of fiduciary duty.

Our bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our bylaws further provide that we will be required to indemnify our officers or directors in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors.

Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action or suit by or in the right of the Company to procure a judgment in our favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to us for gross negligence or willful conduct in the performance of such person’s duty to us, and only to the extent that the presiding court shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Our bylaws further provide that to the extent that one of our directors, officers, employees or agents has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith; that indemnification provided for in our certificate of incorporation and bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability asserted against any such person incurred by such person in any such capacity or arising out of such person’s status as such whether or not we would have the power to indemnify such person against such liabilities under the provisions of the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain insurance policies that provide coverage to our directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached. Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 26th day of August, 2008.

BIOLARGO, INC.

By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Dennis P. Calvert and Joseph L. Provenzano and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Dennis P. Calvert Dennis P. Calvert	President and Chief Executive Officer and Director (Principal Executive Officer)	August 26, 2008

/s/ Kenneth R. Code Kenneth R. Code	Chief Technology Officer and Director	August 26, 2008

/s/ Joseph L. Provenzano Joseph L. Provenzano	Secretary and Director	August 26, 2008

/s/ Gary A. Cox Gary A. Cox	Director	August 26, 2008

/s/ Dennis E. Marshall Dennis E. Marshall	Director	August 26, 2008

/s/ Charles K. Dargan II Charles K. Dargan II	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 26, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	BioLargo, Inc. 2007 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Form 10-QSB for the quarterly period ended September 30, 2007).

4.2	Consulting Agreement dated January 10, 2008 between BioLargo, Inc. and Jeffrey C. Wallace (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated January 16, 2008).

4.3	Consulting Agreement dated January 10, 2008 between BioLargo, Inc. and Robert J. Szolomayer (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated January 16, 2008).

5	Opinion of SEC Law Firm regarding the validity of the securities being registered.

10.1	Form of incentive stock option agreement.

10.2	Form of non-qualified stock option agreement.

10.3	Form of consultant stock option agreement for each of Messrs. Wallace and Szolomayer.

23.1	Consent of Jeffrey S. Gilbert, CPA.

23.2	Consent of SEC Law Firm (contained in Exhibit 5).

24	Power of Attorney (contained on the signature page hereto).